MINUTES OF SPECIAL MEETING OF BOARD OF DIRECTORS

COMMERCE BY US, INC.

A special meeting of the Board of Directors of the above-named Corporation was held on the:

Date:	December 30,2020
Time:	6:30 PM
Place:	Telephone Conference Call 5535 Bull Creek Road Tarentum, PA 15084.

The following Directors were present, constituting a quorum:

James Henry
Robert Gourley
Tom Bontempo

The "quorum" was conducted by declaration, separately or together, either by email, telephone call or individual personal contact to convey the presence of the named Directors.

The Chairperson, James Henry, called the meeting to order and requested the Corporation approve the below stated matters. Mr. Henry appoints Tom Bontempo, to prepare the minutes in accordance with the verbal decisions made by the Directors and to email the physical transmissions to the Directors. Any alternations, omissions, or errors to what has been agreed upon requires submission to Robert Gourley for clarification or changes as deemed necessary, and if so, Mr. Bontempo shall receive any changes or omissions, and revised minutes shall be prepared and recirculated to all Directors.

Upon motion duly made, seconded, and unanimously approved, it was:

RESOLVED that Minutes of the Special Meeting of the Board of Directors of December 17,2020 are inclusive with this meeting. Notice of incorporation by the Commonwealth of Pennsylvania was not effective until this date.

RESOLVED that the Corporation authorized the Bylaws dated December 30, 2020.

MINUTES OF SPECIAL MEETING OF
BOARD OF DIRECTORS
December 30, 2020

RESOLVED that the Corporation authorizes the Employment Agreement of Tom Bontempo, attached, and made part of the record.

RESOLVED that the Corporation authorizes the Employment Agreement of Robert S. Gourley, attached, and made part of the record.

RESOLVED that the Corporation authorizes Robert S. Gourley to be granted one-year stock common to purchase 50,000 at $0.50 share.

RESOLVED that the Corporation authorizes James Henry to be granted one year stock common to purchase 50,000 at $0.50 share.

RESOLVED that the Corporation acquired from Tom Bontempo property and equipment for $124,119.00 and intangible assets for $115,295.00 for 4,340,000 common stock, $0.01 par value. Contact attached and made part of the record.

RESOLVED that the Corporation authorized the private sale of 360,000 shares of common stock at $0.50 per share.

RESOLVED that the Corporation authorized the funding up to $50 million in a 12-month period under Regulation A+ of Title IV of the JOBS Act, and to offer such funding to the public and accredited investors.

THERE ARE NO FURTHER business to come before the meeting, upon motion duly made, seconded, and unanimously adopted, the meeting was adjourned.

Tom Bontempo
President - Secretary

Robert S. Gourley
Vice President /Treasury, Director.

James Henry
Chairman of the Board

ATTACHMENTS

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT includes BILL OF SALE, ASSIGNMENT and ASSUMPTION provisions entered on December 30, 2020 between Northridge Corporation (the "**Seller**"), and Tom Bontempo (the "**Buyer**"). The Seller owns four computers and computer systems, seven monitors and assemblies, hemp Extraction and fabrication equipment, greenhouse equipment and irrigation Apparatus, office furniture and support fixed assets, seeds and supplies, miscellaneous fixed assets, including three proprietary software systems, intellectual properties consisting of twenty-one proprietary business models and eighteen domain names and addresses, and proprietary applications for the processing of hemp and its related derivatives and other assets (the "**Business**"). The Seller has agreed to sell, and the Buyer has agreed to purchase the Purchased Assets (as defined below).

Therefore, the parties agree as follows:

1. Sale of the Purchased Assets. Subject to the provisions set forth in this agreement, as of midnight at the beginning of the first day of January 2021 this agreement shall be effective (the "**Effective Time**"). The Seller hereby sells, conveys, assigns, and transfers to the Buyer the assets set forth on Schedule A, page 3. The Purchased Assets (the "**Purchased Assets**") shall be free and clear of any and all liens and encumbrances, and the Buyer hereby accepts the sale, conveyance, assignment, and transfer of the Purchased Assets and assumes the Buyer's obligations under the items listed on Schedule A.

2. No Other Assumption of Liabilities. The Buyer does not assume any obligation or liability of the Seller, and the Seller, as applicable, will continue to be liable for any and all liabilities of the Seller. The Seller has the right to deliver to Buyer reasonably valued assets if the assets, for any reason are encumbered or not available, and to adjust the value accordingly. The Seller

will not be responsible for any liability that arises from the Buyer's operation of the Assets after the Effective Time.

3. Purchase Price. The purchase price is $239,414.00, subject to adjustments or allowances and considered an "arm's length" transaction. The parties agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax purposes).

The Buyer shall pay the Purchase Price as follows:

(a) Twenty thousand (20,000 shares) of common stock – Class A voting shares of Northridge Corporation, par value $0.01 per share.

(b) Forfeit the terms and conditions of his Employment Agreement dated November 20, 2019.

(c) Forfeit stock option to purchase 100,000 shares of Class A common stock of Northridge Corporation at $1.50 per share, dated November 19, 2019.

(d) Forfeit accountable expenses due in the amount of $57,940 as of October 31, 2020.

4. Representations and Warranties. The Seller represent and warrant to the Buyer that the Assets are free is from all encumbrances and restricted titles.

5. Survival. Except as otherwise provided in this agreement, the representations and promises of the parties contained in this agreement will survive (and not be affected in any respect by) the Effective Time for the applicable statute of limitations as well as any investigation conducted by any party and any information which any party may receive.

6. Further Actions. At any time and from time to time after the date of this agreement: (a) the Seller shall execute and deliver or cause to be executed and delivered to the Buyer such other instruments and take such other action, all as the Buyer may reasonably request, in order to carry out the intent and purpose of this agreement; and (b) the Buyer shall execute and deliver or cause to be executed and delivered to the Seller such other instruments and take such other action, all as the Seller may reasonably request, in order to carry out the intent and purpose of this agreement.

8. Governing Law; Venue. This agreement and the transactions contemplated hereby will be construed in accordance with and governed by the internal laws (without reference to choose or conflict of laws principles) of the Commonwealth of Pennsylvania.

9. <u>Notices.</u> All notices and other communications under this agreement must be in writing and given by first class mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, or personal delivery against receipt to the party to whom it is given, in each case, at the party's address set forth in this section 11 or such other address as the party may hereafter specify by notice to the other parties given in accordance with this section. Any such notice or other communication will be deemed to have been given as of the date the applicable delivery receipt for such communication is executed as received or in the case of mail, three days after it is mailed.

BUYER:

EACH OF THE UNDERSIGNED has caused this agreement to be duly executed and delivered as of the date first written above.

/s/

____

Thomas Bontempo

SELLER:

/s/

____

Christopher Netelkos
CEO, President
Northridge Corporation

SCHEDULES A

Property and Equipment (1)	$124,119.00
Intangible Assets (2)	$115,295.00
	$239,414.00

(1) Four (4) Computers and Computer Systems.
Seven (7) Monitors and Assemblies.
Hemp Extraction and Fabrication Equipment.
Greenhouse Equipment and Irrigation Apparatus.
Office Furniture and Support Fixed Assets.
Seeds and Supplies.
Miscellaneous Assets.

(2) Three (3) Proprietary Software Systems.
Intellectual Properties – Twenty-One (21) Proprietary Business Models
Eighteen (18) Domain Names and Addresses:

CommerceByUs.com
CommerceForUs.com
CrystalBallClub.com
CrystalBallTrader.com
StockTropper.com
StockDefender.com
DayTraderAlgorithm .com
ZoneChasers.com
HempHealthBar.com
BostonStout.com
HempNationalBrands.com
JerseryGreenAcademy.com
HempFarmersMonthy.com
cbdSmarties.com
cbdMoodDialers.com
MoodDialers.com
NineDownWater.com
SassyLite.com

Miscellaneous Intangible Assets and Supplies